UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            WARNER MUSIC GROUP CORP.
                            ------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                    934550104
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 934550104                                         13G                                             PAGE 2 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  34,798,629.618
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  34,798,629.618
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        34,798,629.618
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        23.44%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 3 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Parallel Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  9,028,849.458
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  9,028,849.458
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,028,849.458
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.08%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 4 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity (Cayman) Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  479,476.903
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  479,476.903
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        479,476.903
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 5 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        1997 Thomas H. Lee Nominee Trust
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  83,820.171
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  83,820.171
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        83,820.171
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 6 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL WMG Equity Investors, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  11,184,671.602
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  11,184,671.602

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,184,671.602
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.53%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 7 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Investors Limited Partnership
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  63,687.158
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  63,687.158
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        63,687.158
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 8 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Equity Advisors V, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  55,491,627.581

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  55,491,627.581

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        55,491,627.581

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        37.38%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 9 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|

------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  55,491,627.581

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  55,491,627.581

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        55,491,627.581

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        37.38%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 10 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  271,952.972
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  271,952.972
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        714,404.051
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 11 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  233,747.773
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  233,747.773

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        233,747.773
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 934550104                                         13G                                             PAGE 12 OF 27

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) [X]
                                                                            (b) |_|
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  208,703.306
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  208,703.306
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        208,703.306
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a). NAME OF ISSUER:

            Warner Music Group Corp.

ITEM 1 (b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            75 Rockefeller Plaza
            New York, NY 10019

ITEM 2 (a). NAME OF PERSON FILING:

            Thomas H. Lee Equity Fund V, L.P.
            Thomas H. Lee Parallel Fund V, L.P.
            Thomas H. Lee Equity (Cayman) Fund V, L.P.
            1997 Thomas H. Lee Nominee Trust
            THL WMG Equity Investors, L.P.
            Thomas H. Lee Investors Limited Partnership
            THL Equity Advisors V, LLC
            Thomas H. Lee Advisors, LLC
            Putnam Investment Holdings, LLC
            Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For the THL Funds:
            c/o Thomas H. Lee Partners, L.P.
            100 Federal Street, 35th Floor
            Boston, MA 02110

            For the Putnam Entities:
            c/o Putnam Investments, LLC
            One Post Office Square
            Boston, MA 02109

ITEM 2 (c). CITIZENSHIP:

            Thomas H. Lee Equity Fund V, L.P. - Delaware
            Thomas H. Lee Parallel Fund V, L.P. - Delaware
            Thomas H. Lee Equity (Cayman) Fund V, L.P. - Cayman Islands
            1997 Thomas H. Lee Nominee Trust - Massachusetts
            THL WMG Equity Investors, L.P. - Delaware
            Thomas H. Lee Investors Limited Partnership - Delaware
            THL Equity Advisors V, LLC - Delaware
            Thomas H. Lee Advisors, LLC - Delaware
            Putnam Investment Holdings, LLC - Delaware
            Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2 (e). CUSIP NUMBER:

            934550104

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

     (a)  Amount Beneficially Owned:

           Based on existing relationships between the Reporting Persons regarding voting the securities of the Issuer, as described below, the Reporting Persons may be collectively deemed the beneficial owners of 56,353,538.96 shares, which constitute 37.96% of the shares of the identified class of securities.

           Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, is the record holder of 34,798,629.618 shares of the identified class of securities. Thomas H. Lee Parallel Fund V, L.P., a Delaware limited partnership, is the record holder of 9,028,849.458 shares of the identified class of securities. Thomas H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 479,476.903 shares of the identified class of securities (collectively, the "THL Funds").

           THL WMG Equity Investors, L.P., a Delaware limited partnership, is the record holder of 11,184,671.602 shares of the identified class of securities.

           As the sole general partner of each of the THL Funds and THL WMG Equity Investors, L.P., and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Fund V, which require the Putnam entities to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Equity Advisors V, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of 55,491,627.581 shares of the identified class of securities, which represents approximately 37.38% of the shares of the identified class of securities.

           As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors V, LLC), Thomas H. Lee Advisors, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of the 55,491,627.581 shares of the identified class of securities, which represents approximately 37.38% of the Issuer's outstanding common stock.

           1997 Thomas H. Lee Nominee Trust, a Massachusetts entity, is the record holder of 83,820.171 shares of the identified class of securities. Thomas
H. Lee Investors Limited Partnership, a Delaware limited partnership, is the record holder of 63,687.158 shares of the identified class of securities.

           Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 233,747.773 shares of the identified class of securities. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 208,703.306 shares of the identified class of securities.

           As the managing member of each of Putnam I and Putnam II, and the record holder of 271,952.972 shares of the identified class of securities, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 714,404 shares of the identified class of securities.


     (b)  Percent of Class:

          See Item 11 of each cover page.

     (c)  Number of Shares as to which Such Person has:

          (i)  Sole power to vote or to direct the vote:
               See Item 5 of each cover page

          (ii) Shared power to vote or to direct the vote:
               See Item 6 of each cover page

          (iii) Sole power to dispose or to direct the disposition of:
                See Item 7 of each cover page

          (iv) Shared power to dispose or to direct the disposition of:
               See Item 8 of each cover page

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable. See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Because the stockholders agreement among Music Capital Partners, L.P., Thomas H. Lee Partners, L.P. ("THL") and Putnam Investment Holdings, LLC ("Putnam"), and their respective affiliates, Bain Capital and its affiliates ("Bain Capital") and Providence Equity Partners, Inc. and its affiliates ("Providence") and certain other parties, THL, Putnam, Bain Capital, Providence and Music Capital Partners, L.P. are deemed to be a group pursuant to Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, with respect to the voting of the common stock. The aggregate number of shares of common stock beneficially owned by the members of the group based on available information is approximately 107,544,923, which represents approximately 72% of the outstanding common stock.

           See also Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10.  CERTIFICATION

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                THOMAS H. LEE EQUITY FUND V, L.P.

                                          By: THL Equity Advisors V, LLC,
                                              its General Partner


                                          By: /s/ Charles P. Holden
                                              ----------------------------------
                                              Name:  Charles P. Holden
                                              Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                THOMAS H. LEE PARALLEL FUND V, L.P.

                                          By: THL Equity Advisors V, LLC,
                                              its General Partner




                                          By: /s/ Charles P. Holden
                                              ---------------------------------
                                              Name:  Charles P. Holden
                                              Title: Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                    THOMAS H. LEE EQUITY (CAYMAN)FUND V, L.P.


                                    By: THL Equity Advisors V, LLC,
                                        its General Partner


                                    By: /s/ Charles P. Holden
                                        ----------------------------------------
                                        Name:  Charles P. Holden
                                        Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                                1997 THOMAS H. LEE NOMINEE TRUST



                                                By: /s/ Paul D. Allen
                                                    ----------------------------
                                                    Name:  Paul D. Allen
                                                    Title: Vice President


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                           THL WMG EQUITY INVESTORS, L.P.

                                           By: THL Equity Advisors V, LLC,
                                               its General Partner


                                           By: /s/ Charles P. Holden
                                               ---------------------------------
                                               Name:  Charles P. Holden
                                               Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             THOMAS H. LEE INVESTORS LIMITED
                                             PARTNERSHIP

                                             By: THL Investment Management Corp.



                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                                 THL Equity Advisors V, LLC


                                                 By: /s/ Charles P. Holden
                                                     ---------------------------
                                                     Name:  Charles P. Holden
                                                     Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             THOMAS H. LEE ADVISORS, LLC


                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                               PUTNAM INVESTMENT HOLDINGS, LLC

                                               By: Putnam Investments, LLC,
                                                   its Managing Member


                                               By: /s/ Robert T. Burns
                                                   -----------------------------
                                                   Name:  Robert T. Burns
                                                   Title: Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                         PUTNAM INVESTMENTS EMPLOYEES'
                                         SECURITIES COMPANY I LLC,

                                         By: Putnam Investment Holdings, LLC,
                                             its Managing Member

                                         By: Putnam Investments, LLC,
                                             its Managing Member


                                         By: /s/ Robert T. Burns
                                             -----------------------------------
                                             Name:  Robert T. Burns
                                             Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                         PUTNAM INVESTMENTS EMPLOYEES'
                                         SECURITIES COMPANY II LLC,

                                         By: Putnam Investment Holdings, LLC,
                                             its Managing Member

                                         By: Putnam Investments, LLC,
                                             its Managing Member


                                         By: /s/ Robert T. Burns
                                             -----------------------------------
                                             Name:  Robert T. Burns
                                             Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)